FORM 10-Q
                                                  MARCH 31, 1996


                                                  EXHIBIT 11


     American Power Conversion Corporation and Subsidiaries
                Computation of Earnings Per Share

                                    Three Months Ended

                                        March 31,
                                  1996             1995
                                       (Unaudited)

 Primary:
 Weighted average shares
  outstanding                   93,419,328        92,450,296
 Net effect of dilutive
  stock  options and warrants
  based on the treasury stock
  method using the average
  market price                     331,119           886,437

     Total                      93,750,447        93,336,733

 Net Income                    $15,212,570       $18,269,813

 Per share amount                    $0.16             $0.20

 Fully Diluted:
 Weighted average shares
  outstanding                   93,419,328        92,450,296
 Net effect of dilutive
  stock options and warrants
  based on the treasury stock
  method using the period end
  market price                     367,297           829,456

     Total                      93,786,625        93,279,752

 Net income                    $15,212,570       $18,269,813

 Per share amount                    $0.16             $0.20




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